Exhibit 99.1

November 1, 2019

Pulmatrix Reports Q3 2019 Results

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its third quarter results.

Q3 2019 Highlights

Pulmatrix achieved clinical and business milestones which reflect the Company’s progress. These milestones include the following:

•	Received regulatory approval for Poland and India to commence patient enrollment in its Pulmazole Phase 2 clinical trial – Pulmatrix now has approval in each country that has a clinical trial site

•	Received US Patent (Pat. No. 10376465) Covering iSPERSETM Formulations for Pulmazole Program

“We are excited with the Pulmazole program momentum over the past quarter. With regulatory approval to commence patient enrollment now achieved in all countries, we activated 12 additional study sites in the third quarter and anticipate increased patient enrollments from the 19 study sites now active,” said Ted Raad, chief executive officer of Pulmatrix. “In addition to the Pulmazole program progress, we continue to advance the PUR1800 program towards a Phase 1b study start in first half of 2020. Both the Pulmazole Phase 2 and the PUR1800 Phase 1b studies are fully funded with data read-outs expected in the second half of 2020.”

Financials

As of September 30, 2019, Pulmatrix had $27.9 million in cash, compared to $2.6 million as of December 31, 2018. In April 2019, Pulmatrix completed a financing that resulted in $16.6 million of total gross proceeds and executed a Definitive Agreement with Cipla for the co-development and commercialization of Pulmazole. In early May 2019, Pulmatrix received a $22 million upfront payment from Cipla. Following the completion of the initiated Phase 2 clinical trial, Pulmatrix and Cipla will equally share costs related to the future development and commercialization of Pulmazole and will equally share worldwide free cash flow from future sales of Pulmazole.

Pulmatrix generated $1.4 million of revenue in the third quarter of 2019, compared to no revenues in the third quarter of 2018. The revenue for the third quarter of 2019 was the result of the recognition of income pursuant to the Cipla Agreement.

Research and development expenses for the third quarter of 2019 were $3.3 million, compared to $3.1 million for the same period last year. The increase was primarily due to increased clinical development costs on the Pulmazole project, partially offset by decreases in clinical development costs on the PUR1800 project and decreased employment costs. General and administrative expenses for the both third quarter of 2019 and for the third quarter of 2018 were $1.8 million.

Net loss was $3.6 million for the third quarter of 2019 and $4.8 million for the third quarter of 2018. The reduction in net loss was primarily due to the increase in revenue recognized.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2019, as amended on July 24, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At September 30, 2019	At December 31, 2018
	(unaudited)
Assets
Current assets:
Cash	$27,879	$2,563
Prepaid expenses and other current assets	960	717

Total current assets	28,839	3,280
Property and equipment, net	305	394
Long-term restricted cash	204	204
Goodwill	3,577	10,845

Total assets	$32,925	$14,723

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,159	$1,183
Accrued expenses	1,265	1,696
Deferred revenue	9,304	—

Total current liabilities	11,728	2,879
Deferred revenue, net of current portion	6,471	—

Total liabilities	18,199	2,879

Stockholders’ equity:
Common stock, $0.0001 par value — 200,000,000 shares authorized; 19,994,560 and 4,932,723 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	2	—
Additional paid-in capital	225,844	206,409
Accumulated deficit	(211,120)	(194,565)

Total stockholders’ equity	14,726	11,844

Total liabilities and stockholders’ equity	$32,925	$14,723

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended September 30,
	2019	2018
Revenues	$1,406	$—

Operating expenses
Research and development	3,297	3,056
General and administrative	1,785	1,769

Total operating expenses	5,082	4,825

Loss from operations	(3,676)	(4,825)
Interest income	121	8
Other income	—	1

Net loss	$(3,555)	$(4,816)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(1.03)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	20,294,560	4,610,205

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Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com